Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       We consent to the incorporation by reference in Registration Statement Nos. 333-182074, 333-174019, 333-163910, 333-159832, 333-115498, 333-104347, 333-85854, and 333-134062 on Form S-8 of our reports dated November 27, 2013, relating to the consolidated financial statements of Coherent, Inc. and subsidiaries (collectively, the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended September 28, 2013.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
November 27, 2013